EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 11/28/25, the date of the event which required filing of this Schedule 13D/A.  Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
9/29/2025	Sell	7,446	9.10
10/1/2025	Sell	2,400	9.09
10/9/2025	Sell	16,775	9.04
10/10/2025	Sell	1,808	9.02
11/28/2025	Sell	417,851**	0

** Pro-rata distribution in-kind for no consideration.